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                                                   Exhibit (n) under Form N-1A
                                             Exhibit 99 under Item 601/Reg S-K


                                REGIONS FUNDS
                         RESTATED MULTIPLE CLASS PLAN


        This Restated Multiple Class Plan ("Plan") is adopted by REGIONS FUNDS (the "Trust"), a Massachusetts business trust, with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.



        Purpose

   1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), in connection with the issuance by the Trust of more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule .



   2.   Separate Arrangements/Class Differences

        The Funds set forth on Exhibit A offer three classes of shares which are titled Class A Shares, Class B Shares and Class C Shares. The only expenses allocated to the shares as a class are the expenses incurred under the Trust's distribution plan adopted pursuant to Rule 12b-1 for Class B Shares and Class C Shares and the Trust's Shareholder Services Agreement for all classes.

        Class A Shares and Class C Shares are sold at net asset value plus a front-end sales charge as set forth in the Trust's prospectus. Class B Shares and Class C Shares impose a contingent deferred sales charge as set forth in the Trust's prospectus. All sales charges may be reduced or eliminated as set forth in the Trust's prospectus.

        The minimum initial investments for all classes is $1,000.00. Minimum subsequent investments must equal at least $50.00

        Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and
        (ii) only holders of Investment Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class.



   3.   Expense Allocations

        The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Class B Shares and Class C Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other. Expenses incurred under the Trust's shareholder services fee are allocated to the applicable class.




   4.   Exchange Features

        A shareholder may exchange shares of one Fund for the appropriate class of shares of any other Fund in the Trust. Shares of Funds with a sales charge may be exchanged at net asset value for shares of other Funds with an equal sales charge or no sales charge. Shares of Funds with a sales charge may be exchanged for shares of Funds with a higher sales charge at net asset value, plus the additional sales charge. Shares of Funds with no sales charge, whether acquired by direct purchase, reinvestment of dividends on such shares, or otherwise, may be exchanged for the same class of shares of Funds with a sales charge at net asset value, plus the applicable sales charge. When an exchange is made from a Fund with a sales charge to a Fund with no sales charge, the shares exchanged and additional shares which have been purchased by reinvesting dividends or capital gains on such shares retain the character of the exchanged shares for purposes of exercising further exchange privileges.



        Effectiveness

   5. This Plan shall become effective with respect to each Class, (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan; and/or (ii) upon execution of an exhibit adopting this Plan with respect to such Class.




                                REGIONS FUNDS

                                  EXHIBIT A
                                    to the
                             Multiple Class Plan

            Class A Shares, Class B Shares and Class C Shares of:

                        Regions Aggressive Growth Fund
                            Regions Balanced Fund
                          Regions Fixed Income Fund
                             Regions Growth Fund
                   Regions Limited Maturity Government Fund
                              Regions Value Fund

                    Class A Shares and Class C Shares of:
                      Regions Treasury Money Market Fund

         This Restated Multiple Class Plan is adopted by REGIONS FUNDS with respect to the Classes of Shares of the portfolio of REGIONS FUNDS set forth above.



          Witness the due execution hereof this 24th day of August 2001.


                                    REGIONS FUNDS


                                    By:  /s/ Gail Jones
                                    Name:  Gail Jones
                                    Title:  Assistant Secretary
                                    Date:  August 24, 2001



                      REGIONS MORGAN KEEGAN SELECT FUNDS

                                  EXHIBIT B
                                    to the
                             Multiple Class Plan

            Class A Shares, Class B Shares and Class C Shares of:

              Regions Morgan Keegan Select Strategic Equity Fund

         This Restated Multiple Class Plan is adopted by REGIONS MORGAN KEEGAN SELECT FUNDS with respect to the Classes of Shares of the portfolio of REGIONS MORGAN KEEGAN SELECT FUNDS set forth above.

         Witness the due execution hereof this 1st day of December, 2002.

                                    REGIONS MORGAN KEEGAN SELECT FUNDS


                                    By:  /s/  Heather W. Froehlich
                                    Name:  Heather W. Froehlich
                                    Title:  Vice President